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                       AMENDMENT No. 1 TO RIGHTS AGREEMENT

          THIS AMENDMENT, dated as of August 24, 1996, is between MFS COMMUNICATIONS COMPANY, INC., a Delaware corporation (the "Company"), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York Limited Purpose Trust Company and national banking association (the "Rights Agent").

                                    RECITALS

          WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of September 30, 1995 (the Rights Agreement").

          WHEREAS, WorldCom, Inc., a Georgia corporation ("WorldCom"), HIJ Corp., a Delaware corporation and a wholly owned subsidiary of WorldCom ("WorldCom Sub"), and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Sub will merge with and into the Company (the "Merger") and the Board of Directors of the Company has approved the Merger Agreement and the Merger.

          WHEREAS, pursuant to Section 26 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

          Accordingly, the parties agree as follows:

          1. Amendment of Section 1(a). Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

                    "Notwithstanding anything in this Rights Agreement to the contrary, neither WorldCom, WorldCom Sub, nor any Holder shall be deemed to be an Acquiring Person by virtue of (i) the acquisition of Common Stock pursuant to the Merger (as defined in the WorldCom Merger Agreement), (ii) the execution of the WorldCom Merger Agreement, (iii) the acquisition of the option (or any part thereof) to acquire shares of Common Stock pursuant to the MFS Option Agreement or the acquisition of Option Shares, as long as, after giving effect to the exercise of such option (or any part thereof), such Person would not own beneficially more than 17.5% of the issued and outstanding Common Stock, or (iv) the consummation of the other transactions contemplated in the WorldCom Merger Agreement or the MFS Option Agreement."

          2. Amendment of Section 1(o). Section 1(o) of the Rights Agreement is amended to add the following sentence at the end thereof:



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                    "Notwithstanding anything in this Rights Agreement to the
          contrary, a Distribution Date shall not be deemed to have occurred as the result of the announcement or occurrence of (i) the acquisition of Common Stock by WorldCom or WorldCom Sub pursuant to the Merger (as defined in the WorldCom Merger Agreement), (ii) the execution of the WorldCom Merger Agreement, (iii) the acquisition of the option (or any part thereof) to acquire shares of Common Stock pursuant to the MFS Option Agreement or the acquisition of Option Shares, as long as, after giving effect to the exercise of such option (or any part thereof), such Person would not own beneficially more than 17.5% of the issued and outstanding Common Stock, or (iv) the other transactions contemplated in the WorldCom Merger Agreement or the MFS Option Agreement."

          3. Amendment of Section 1(u). Section 1(u) of the Rights Agreement is amended and restated to read as follows:

                    "(u)(1) 'Final Expiration Date' shall have the meaning set forth in Section 7(a) of this Agreement.

                    (u)(2) 'WorldCom' shall mean WorldCom, Inc., a Georgia corporation.

                    (u)(3) 'WorldCom Merger Agreement' shall mean the Agreement and Plan of Merger dated as of August 25, 1996, among WorldCom, WorldCom Sub and the Company, as it may be amended from time to time.

                    (u)(4) 'WorldCom Sub' shall mean HIJ Corp., a Delaware corporation and wholly owned subsidiary of WorldCom, or any other subsidiary of WorldCom that is substituted for WorldCom Sub pursuant to the Merger Agreement.

                    (u)(5) 'MFS Option Agreement' shall mean the Stock Option Agreement, dated as of August 25, 1996 by and between WorldCom and the Company, as it may be amended from time to time.

                    (u)(6) 'Option Shares' shall mean the shares of Common Stock acquired pursuant to the exercise of the option granted in the MFS Option Agreement.

                    (u)(7) 'Holder' shall have the meaning ascribed to that term in the MFS Option Agreement."

          4. Amendment of Section 13. Section 13 of the Rights Agreement is amended to add the following as subsection (e) thereof:

                    "(e) Notwithstanding anything in this Rights Agreement to the contrary, (i) the acquisition of Common Stock pursuant to the Merger (as defined in the WorldCom Merger

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          Agreement), (ii) the execution of the WorldCom Merger Agreement, (iii)
          the acquisition of the option (or any part thereof) to acquire shares of Common Stock pursuant to the MFS Option Agreement or the acquisition of Option Shares pursuant to the MFS Option Agreement, as long as, after giving effect to the exercise of such option (or any part thereof), such Person would not own beneficially more than 17.5% of the issued and outstanding Common Stock, (iv) the execution of the MFS Option Agreement or (v) the consummation of the other transactions contemplated in the WorldCom Merger Agreement or the MFS Option Agreement shall not be deemed to be a Section 13 Event and shall not cause the Rights to be adjusted or exercisable in accordance with
          Section 13."

          5. Effectiveness. This Amendment shall be deemed effective as of August 24, 1996. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          6. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

                     [Remainder of page intentionally blank]



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                    EXECUTED as of the date set forth above.



Attest:                                       MFS COMMUNICATIONS COMPANY,
                                              INC.



/s/ Terrence J. Ferguson                      /s/ James Q. Crowe
Name:  Terrence J. Ferguson                   Name:  James Q. Crowe
Title: Senior Vice President                  Title:  Chairman of the Board
       and Secretary                                  and Chief Executive
                                                      Officer



Attest:                                       CONTINENTAL STOCK TRANSFER &
                                              TRUST COMPANY


/s/ Donald F. Gress                            /s/ Steven G. Nelson
Name:  Donald F. Gress                         Name:  Steven G. Nelson
Title: Vice President                          Title: Chairman of the Board